EXHIBIT 99.1

LendingClub Announces Steve Allocca as Company’s New President
Former PayPal Head of Global Credit Joins to Drive Lending Growth

SAN FRANCISCO, May 16, 2017 -- LendingClub (NYSE: LC), America’s largest online marketplace connecting borrowers and investors, today announced Steve Allocca as President. Allocca will lead the company’s efforts to deliver affordable credit to more people across an expanding range of product categories. His unique combination of executive leadership across a wide mix of consumer credit products and an entrepreneurial energy make him an ideal leader as LendingClub returns to growth.

“Steve’s experience not only ranges from startup to big bank, but also across a broad range of credit products, from those we lead, like personal loans, to those we’ve just launched, like auto, and beyond,” said Scott Sanborn, CEO of LendingClub. “Steve joins at an incredible moment - we have strong demand from investors, a customer base of nearly two million borrowers, a powerful brand, an incredible technology platform, and much of the $3.5 trillion U.S. consumer loan market remains untouched by online lending platforms.”

Allocca brings more than two decades of fintech and financial services leadership experience to the role. Most recently, Allocca led PayPal’s credit division and credit products, driving both the consumer and business lending experiences globally. Under his leadership, PayPal’s credit division became one of the most successful parts of PayPal, with Allocca leading expansions into business lending through PayPal Working Capital, which alone lent more than $3 billion to more than 115,000 businesses around the world since launching in September 2013. He also launched new mobile-first products and features including “Easy Payments,” developed pivotal new capabilities in data and risk, and substantially strengthened the control environment.

“The opportunity at LendingClub is massive; no one else has the rich insight derived from ten years of data from both investors and borrowers combined with the focus, maturity and nimbleness of a tech-led lender, allowing us to help more people get the credit they deserve,” said Allocca. “In the more than four years I spent at PayPal, we established PayPal Global Credit as a strategic product offering through innovative analysis of both market and company data and by personalizing our approach to borrowers. I am thrilled to join the LendingClub team.”

Prior to joining PayPal, Steve founded and ran Loan Science, LLC, a $330 million Austin-based company that remains one of the leading providers of loan portfolio analytics and management for banks, education companies, insurers and investment firms. Prior to that, he served as President and COO of Education Finance Partners, the nation’s fourth largest originator of private student loans, and held notable positions at Wells Fargo including Head of Personal Credit and SVP of Customer Acquisition and Integrated Marketing for the company.

Steve joins Lending Club on May 22, 2017 and will report to Scott Sanborn.

About LendingClub
LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California. Currently, residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

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IR@lendingclub.com

Media Contact:
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